Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Unity Bancorp, Inc.:

We consent to incorporation by reference in the registration statement on Form S-8, pertaining to the Unity Bancorp, Inc. 2004 Stock Bonus Plan, of Unity Bancorp, Inc., of our report dated January 26, 2004, relating to the consolidated balance sheets of Unity Bancorp, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2003, which report is incorporated by reference in the December 31, 2003 Annual Report on Form 10-K of Unity Bancorp, Inc.

KPMG LLP

Short Hills, New Jersey
December 16, 2004